                                                                      EXHIBIT 99

                          Wendy's International, Inc.


           [TIM HORTONS LOGO]   [WENDY'S LOGO]   [BAJA FRESH LOGO]

WENDY'S INTERNATIONAL, INC. REPORTS SECOND QUARTER RESULTS

SYSTEMWIDE SALES UP 9.3%, REVENUES UP 14.9%

TIM HORTONS PRODUCES STRONG SAME-STORE SALES GROWTH

COMPANY EFFECTIVELY CONTROLS COSTS

EARNINGS PER SHARE PREVIOUSLY ANNOUNCED AT $0.53

     DUBLIN, Ohio (July 24, 2003) - Wendy's International, Inc. (NYSE: WEN) announced today results for the second quarter ended June 29, 2003. The Company reiterated its recently revised 4% to 7% earnings per share growth goal for 2003 and announced its 102nd consecutive quarterly dividend.

SECOND QUARTER 2003

- Systemwide sales grew 9.3% to a record $2.6 billion. Systemwide sales include sales of both company operated and franchised restaurants.
- Total revenues increased 14.9% to a record $786 million, including revenues from Baja Fresh Mexican Grill(TM), which was acquired in June of 2002. Baja Fresh(R) contributed 5.6 points to the revenue growth line.
- The Company and its franchisees opened 94 new restaurants systemwide during the quarter. The openings consisted of 58 Wendy's, 21 Tim Hortons and 15 Baja Fresh Mexican Grill restaurants.
-    Same-store sales results in the second quarter were:

     SECOND QUARTER SAME-STORE SALES

                                            2003              2002
                                            ----              ----
     Wendy's(R) U.S.-Company:               (2.3%)            6.6%
     Wendy's U.S.-Franchise:                (2.0%)            9.5%
     Tim Hortons(R) Canada:                  4.0%             9.5%
     Tim Hortons U.S.:                       3.3%            13.8%
     Baja Fresh (system):                   (6.8%)            5.4%

- Pretax income was $101 million, even with a year ago, and net income was $61 million, down 4.1% from a year ago.
-    Diluted earnings per share (EPS) were $0.53 versus $0.54 a year ago.
- Net income and EPS included the impact of state tax law changes during June which increased the Company's effective rate for the second quarter to 39.2%, compared to a first quarter rate of 36%. This change, which was announced on July 7, resulted in the Company recording approximately $3.2 million in additional tax expense in the quarter, or $0.03 per share. In accordance with generally accepted accounting principles, a significant portion of the $3.2 million expense relates to increasing deferred tax liabilities. The Company's first quarter results were not affected.

- Excluding the impact of the tax rate change, the Company would have reported $0.56 per share in the second quarter, a 3.7% increase over a year ago.*
- Earnings in the quarter were positively impacted by about $0.04 per share due to an improvement in the Canadian exchange rate, which is important since Tim Hortons generates a significant portion of the Company's income.
- Baja Fresh generated $38.6 million in revenue during the quarter, which was 4.9% of total revenue for the Company, and about $1.5 million in income before interest and taxes. EPS dilution for the Company from Baja Fresh during the quarter, due to interest and intangibles, was $0.015 (versus $0.020 in the first quarter). Due to lower than expected sales, the Company now expects dilution from Baja Fresh for 2003 to be $0.04 to $0.06 per share. The Company previously expected a total of $0.03 to $0.04 per share in dilution from Baja Fresh for the full year in 2003.
- Wendy's domestic operating margin declined 190 basis points to 15.1%, compared to 17.0% a year ago, due primarily to lower than expected sales.
- The Company repurchased 200,500 common shares for $5.7 million during the quarter. Since the end of the second quarter, the Company has repurchased an additional 50,000 shares for $1.4 million. Overall, the Company has repurchased a total of 36.4 million shares for $871 million since it began its share repurchase program in 1998 and has $179.8 million remaining on its share repurchase authorization from the Board of Directors.

     Chairman and Chief Executive Officer Jack Schuessler said: "Our systemwide sales and revenue continue to grow at a very solid rate. Our new unit restaurant development is on track at all brands. Tim Hortons produced excellent sales growth with its Strawberry themed baked goods promotion and a new Turkey Bacon Club sandwich promotion during the quarter. At Wendy's we introduced the new Southwest Chicken Caesar salad during the quarter.
     "Same-store sales were lower than expected at Wendy's and Baja Fresh. We were comparing against very strong sales during the same period a year ago, and factors such as rising unemployment, low consumer confidence and high gasoline prices are still challenging.
     "Baja Fresh continues to expand rapidly as the leader in the Fresh Mexican fast-casual restaurant segment, and about 20% of our markets are producing positive same-store sales," said Schuessler. "We are building new restaurants and growing our market share.
     "We did have cannibalization of sales in the Los Angeles market where we are growing rapidly and 42% of the restaurants in our same-store sales base are located. Baja Fresh's restaurants in the LA market have been impacted by new store openings, discounting by competitors, and continued weak economic conditions that are impacting customer frequency."
     Baja Fresh recently introduced its Lighten Up menu and early results are encouraging. Information about Baja Fresh's new menu is available at: www.bajafresh.com. Baja Fresh recently opened a new restaurant at the Faneuil Hall marketplace in Boston and expects to open its 250th location over the next few weeks.

COMPANY EFFECTIVELY CONTROLLED COSTS DURING THE QUARTER
     "General and administrative costs rose 7.5% versus a year ago, which was well below our systemwide sales and revenue growth rates," said Chief Financial Officer Kerrii Anderson. "G&A as a percent of revenues was 8.0%, down from 8.6% a year ago. Excluding Baja Fresh, our G&A was up only 2.8% as we controlled spending.
     "We continue to repurchase stock and believe it represents a good long-term value."

COMPANY IS OPTIMISTIC ABOUT THE SECOND HALF OF 2003
     As announced on July 7, the Company's goal for diluted earnings per share is in the range of $1.97 to $2.03 for the full year 2003, which is an increase of 4% to 7% versus $1.89 a year ago. The goal includes updated guidance for Baja Fresh, a continuation of current Canadian currency trends and the tax rate change. The previous diluted EPS growth goal was in a range of $2.02 to $2.08 per share.
     The Company is maintaining its long-term annual EPS growth goal of 12% to 15%, and will be evaluating the longer term impact of the tax rate change and other factors during the remainder of 2003.
     "We expect business trends to improve in the second half," said Anderson. "We continue to improve our competitive advantages in restaurant operations and we have excellent product and marketing plans in the second half.
     "Wendy's will be introducing new Homestyle Chicken Strips and promotional sandwiches later this year," she said.

ESTIMATED ANNUAL EFFECTIVE TAX RATE FOR 2003 IS 37.25%
     As previously announced, due to the state tax law changes, the Company's new effective tax rate for the third and fourth quarters is expected to be approximately 36.75%. The Company believes that the expected effective tax rate change will result in a $0.01 to $0.015 per share impact on EPS over the last half of the year. Overall, the new estimated annual effective tax rate for 2003 is 37.25%, compared to the previous rate of 36%.

WENDY'S LAUNCHES ePAY SERVICE FOR CUSTOMERS
     Wendy's has introduced electronic payment (ePay) in more than 1,000 restaurants nationwide and expects to be in more than 3,000 restaurants by November. The rollout of this service for customers is the result of consumer research and a successful marketplace test with both company and franchise units.
     "Based on our extensive testing of ePay, we have the opportunity to increase our average check, provide quicker service to our customers and meet their changing needs in our restaurants," said Anderson. "Customers will have the option of paying with cash, credit card or debit card."

CRANE APPOINTED TO BOARD OF DIRECTORS, SHACKELFORD RETIRING
     The Company's Board of Directors has appointed Tanny Crane to the board, effective July 23. She replaces Thekla (Teckie) Shackelford, who has retired from the board, and will fill the term of the director position through 2005.
     Crane is President and CEO of Crane Group in Columbus, Ohio, a privately held, diversified portfolio company in the home building and commercial markets, real estate investments and equities. Crane joined Crane Plastics Company in 1987 as Director of Human Resources and became Vice President of Sales and Marketing in 1993. She became President of Crane Plastics in 1996 and in January 2003 succeeded Jameson Crane to her current position.
     Prior to joining Crane, she was with Quaker Oats Company and AT&T. Crane received her MBA from Northwestern University's Kellogg Graduate School of Management, and her B.S. from The Ohio State University. She is on a number of boards, including the Federal Reserve Bank of Cleveland, United Way of Central Ohio, and the Fisher College of Business at The Ohio State University.
     "We are extremely pleased to have Tanny join the board," said Schuessler. "She brings excellent business experience."

     Shackelford, who served on Wendy's board for 19 years, is the owner and President of School Selection Consulting in Columbus.
     "On behalf of the entire board and the Wendy's organization, we thank Teckie for many years of outstanding service and counsel," said Schuessler. "She was a valuable contributor over the years to Dave Thomas and our leadership team. We wish her all the best in her future endeavors."

102ND CONSECUTIVE QUARTERLY DIVIDEND APPROVED
     The Board of Directors today approved a quarterly dividend of 6 cents per share, payable on August 18 to shareholders of record as of August 4. It will be the Company's 102nd consecutive dividend payment to shareholders.

JULY SALES WILL BE RELEASED ON AUGUST 6
     The Company plans to issue monthly sales for July on August 6. The July period ends on August 3.

COMPANY PLANS CONFERENCE CALL AND WEB CAST
     The Company plans to hold a conference call and web cast for investors today at 4:00 p.m. Eastern time. Investors and the public may participate in the conference call in either one of the following ways:
- Phone Call: The dial-in number is 877-572-6014 (domestic) or 706-679-4852 (international). No need to register in advance. Please note that instant replay will be available following the conference call. The instant replay number is 800-642-1687 (domestic) and 706-645-9291 (international). The conference ID number is 1306165. The instant replay will be available through midnight Eastern time on July 28.
- A simultaneous web cast will be available at www.wendys-invest.com; the call will also be archived at that site.

2003 ANALYST MEETING TO FEATURE BAJA FRESH
     The Company plans to host its 2003 Analyst and Investor Meeting on September 17 and 18 in Santa Barbara, CA. The meeting will feature Baja Fresh Mexican Grill. For more information about the meeting or to register please contact Meredith Russell at Meredith_russell@wendys.com.

WENDY'S INTERNATIONAL, INC. OVERVIEW
     Wendy's International, Inc. is one of the world's largest restaurant operating and franchising companies, with $9.4 billion in 2002 systemwide sales, more than 8,900 total restaurants, and quality brands - Wendy's Old Fashioned Hamburgers(R), Tim Hortons and Baja Fresh Mexican Grill. The Company invested in two quality brands during 2002 - Cafe Express(TM) and Pasta Pomodoro(R). More information about the Company is available at www.wendys-invest.com.
     Wendy's Old Fashioned Hamburgers was founded in 1969 by Dave Thomas and is the third largest quick-service hamburger restaurant chain in the world, with 6,308 restaurants in the United States, Canada and international markets. More information about Wendy's is available at www.wendys.com.
     Tim Hortons was founded in 1964 by Tim Horton and Ron Joyce and is the largest coffee and fresh baked goods restaurant chain in Canada. There are 2,223 Tim Hortons restaurants in Canada and 162 in the U.S. More information about Tim Hortons is available at www.timhortons.com.
     Baja Fresh Mexican Grill was founded in 1990 by Jim and Linda Magglos and is the leader in quality, fast-casual Mexican food. The chain has 241 restaurants in the United States. More information about Baja Fresh is available at www.bajafresh.com.

* Management believes that excluding the impact of the recent state tax law changes provides a meaningful comparison to the Company's results of operations for 2002, since those changes did not affect the Company's 2002 results.

Cafe Express is a trademark of Cafe Express LLC
Pasta Pomodoro is a registered trademark of Pasta Pomodoro, Inc.

CONTACT:
John Barker (614-764-3044 or john_barker@wendys.com)

Marsha Gordon (614-764-3019 or marsha_gordon@wendys.com)

WENDY'S INTERNATIONAL, INC.
SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

The Private Securities Litigation Reform Act of 1995 (the "Act") provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. Wendy's International, Inc. (the "Company") desires to take advantage of the "safe harbor" provisions of the Act.

Certain information in this news release, particularly information regarding future economic performance and finances, and plans, expectations and objectives of management, is forward looking. The following factors, in addition to other possible factors not listed, could affect the Company's actual results and cause such results to differ materially from those expressed in forward-looking statements:

Competition. The quick-service restaurant industry is intensely competitive with respect to price, service, location, personnel and type and quality of food. The Company and its franchisees compete with international, regional and local organizations primarily through the quality, variety and value perception of food products offered. The number and location of units, quality and speed of service, attractiveness of facilities, effectiveness of advertising and marketing programs, and new product development by the Company and its competitors are also important factors. The Company anticipates that intense competition will continue to focus on pricing. Certain of the Company's competitors have substantially larger marketing budgets.

Economic, Market and Other Conditions. The quick-service restaurant industry is affected by changes in international, national, regional, and local economic conditions, consumer preferences and spending patterns, demographic trends, consumer perceptions of food safety, weather, traffic patterns and the type, number and location of competing restaurants. Factors such as inflation, food costs, labor and benefit costs, legal claims, and the availability of management and hourly employees also affect restaurant operations and administrative expenses. The ability of the Company and its franchisees to finance new restaurant development, improvements and additions to existing restaurants, and the acquisition of restaurants from, and sale of restaurants to franchisees is affected by economic conditions, including interest rates and other government policies impacting land and construction costs and the cost and availability of borrowed funds.

Importance of Locations. The success of Company and franchised restaurants is dependent in substantial part on location. There can be no assurance that current locations will continue to be attractive, as demographic patterns change. It is possible the neighborhood or economic conditions where restaurants are located could decline in the future, thus resulting in potentially reduced sales in those locations.

Government Regulation. The Company and its franchisees are subject to various federal, state, and local laws affecting their business. The development and operation of restaurants depend to a significant extent on the selection and acquisition of suitable sites, which are subject to zoning, land use, environmental, traffic, and other regulations. Restaurant operations are also subject to licensing and regulation by state and local departments relating to health, sanitation and safety standards, federal and state labor laws (including applicable minimum wage requirements, overtime, working and safety conditions, and citizenship requirements), federal and state laws which prohibit discrimination and other laws regulating the design and operation of facilities, such as the Americans with Disabilities Act of 1990. Changes in these laws and regulations, particularly increases in applicable minimum wages, may adversely affect financial results. The operation of the Company's franchisee system is also subject to regulation enacted by a number of states and rules promulgated by the Federal Trade Commission. The Company cannot predict the effect on its operations, particularly on its relationship with franchisees, of the future enactment of additional legislation regulating the franchise relationship.

Growth Plans. The Company plans to increase the number of systemwide Wendy's and Tim Hortons restaurants open or under construction. There can be no assurance that the Company or its franchisees will be able to achieve growth objectives or that new restaurants opened or acquired will be profitable.

The opening and success of restaurants depends on various factors, including the identification and availability of suitable and economically viable locations, sales levels at existing restaurants, the negotiation of acceptable lease or purchase terms for new locations, permitting and regulatory compliance, the ability to meet construction schedules, the financial and other development capabilities of franchisees, the ability of the Company to hire and train qualified management personnel, and general economic and business conditions.

International Operations. The Company's business outside of the United States is subject to a number of additional factors, including international economic and political conditions, differing cultures and consumer preferences, currency regulations and fluctuations, diverse government regulations and tax systems, uncertain or differing interpretations of rights and obligations in connection with international franchise agreements and the collection of royalties from international franchisees, the availability and cost of land and construction costs, and the availability of experienced management, appropriate franchisees, and joint venture partners. Although the Company believes it has developed the support structure required for international growth, there is no assurance that such growth will occur or that international operations will be profitable.

Disposition of Restaurants. The disposition of company operated restaurants to new or existing franchisees is part of the Company's strategy to develop the overall health of the system by acquiring restaurants from, and disposing of restaurants to, franchisees where prudent. The realization of gains from future dispositions of restaurants depends in part on the ability of the Company to complete disposition transactions on acceptable terms.

Transactions to Improve Return on Investment. The sale of real estate previously leased to franchisees is generally part of the program to improve the Company's return on invested capital. There are various reasons why the program might be unsuccessful, including changes in economic, credit market, real estate market or other conditions, and the ability of the Company to complete sale transactions on acceptable terms and at or near the prices estimated as attainable by the Company.

Joint Venture to Manufacture and Distribute Par-Baked Products for Tim Hortons Restaurants. The success of the joint venture to manufacture and distribute par-baked products for Tim Hortons restaurants could be affected by a number of factors, including many of the factors set forth above. In addition, the ability of the joint venture to acquire real estate and construct and equip a manufacturing plant on acceptable terms, the realization of expected levels of production efficiencies, and actual product distribution costs and costs incurred to equip Tim Hortons restaurants for par-baked products occurring within expected ranges, could affect actual results.

Mergers, Acquisitions and Other Strategic Transactions. The Company intends to evaluate potential mergers, acquisitions, joint venture investments, alliances, vertical integration opportunities and divestitures as part of its strategic planning initiative. These transactions involve various inherent risks, including accurately assessing the value, future growth potential, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition candidates; the potential loss of key personnel of an acquired business; the Company's ability to achieve projected economic and operating synergies; and unanticipated changes in business and economic conditions affecting an acquired business.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events.

                  WENDY'S INTERNATIONAL, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                      (In thousands, except per share data)
                                   (Unaudited)


                                               SECOND QUARTER ENDED             $ INCREASE      % INCREASE
                                            6/29/2003         6/30/2002         (DECREASE)       (DECREASE)
                                        ----------------  -----------------   --------------  ----------------
REVENUES
Retail sales                                   $639,017           $548,834          $90,183             16.4%
Franchise revenues                              146,968            135,213           11,755              8.7%
                                        ----------------  -----------------   --------------  ----------------
                                                785,985            684,047          101,938             14.9%
                                        ----------------  -----------------   --------------  ----------------

COSTS & EXPENSES
Cost of sales                                   411,337            342,427           68,910             20.1%
Company restaurant operating costs              132,170            113,471           18,699             16.5%
Operating costs                                  29,143             26,760            2,383              8.9%
General & administrative expenses                63,245             58,832            4,413              7.5%
Depreciation & amortization
   of property & equipment                       40,721             35,177            5,544             15.8%
Other income                                     (1,480)               (39)          (1,441)               NM
Interest expense                                 11,167              8,113            3,054             37.6%
Interest income                                    (848)            (1,445)             597             41.3%
                                        ----------------  -----------------   --------------  ----------------
                                                685,455            583,296          102,159             17.5%
                                        ----------------  -----------------   --------------  ----------------


INCOME BEFORE INCOME TAXES                      100,530            100,751             (221)            -0.2%

INCOME TAXES                                     39,415             37,026            2,389              6.5%
                                        ----------------  -----------------   --------------  ----------------

NET INCOME                                      $61,115            $63,725          ($2,610)            -4.1%
                                        ================  =================   ==============  ================

Diluted earnings per common share                 $0.53              $0.54           ($0.01)            -1.9%
                                        ================  =================   ==============  ================

Diluted shares                                  114,337            117,155           (2,818)            -2.4%
                                        ================  =================   ==============  ================


NM - Not meaningful

                  WENDY'S INTERNATIONAL, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                      (In thousands, except per share data)
                                   (Unaudited)


                                                    YEAR TO DATE ENDED           $ INCREASE          % INCREASE
                                                 6/29/2003       6/30/2002       (DECREASE)          (DECREASE)
                                                 ---------       ---------       ----------          ----------
REVENUES
Retail sales                                    $1,198,888       $1,041,921         $156,967            15.1%
Franchise revenues                                 281,121          254,522           26,599            10.5%
                                          -----------------  ---------------  ---------------  ---------------
                                                 1,480,009        1,296,443          183,566            14.2%
                                          -----------------  ---------------  ---------------  ---------------

COSTS & EXPENSES
Cost of sales                                      774,673          656,703          117,970            18.0%
Company restaurant operating costs                 253,458          220,098           33,360            15.2%
Operating costs                                     59,829           51,916            7,913            15.2%
General & administrative expenses                  128,022          115,082           12,940            11.2%
Depreciation & amortization
   of property & equipment                          78,802           67,919           10,883            16.0%
Other income                                        (4,685)            (641)          (4,044)              NM
Interest expense                                    22,695           18,786            3,909            20.8%
Interest income                                     (1,899)          (2,851)             952            33.4%
                                          -----------------  ---------------  ---------------  ---------------
                                                 1,310,895        1,127,012          183,883            16.3%
                                          -----------------  ---------------  ---------------  ---------------


INCOME BEFORE INCOME TAXES                         169,114          169,431             (317)           -0.2%

INCOME TAXES                                        64,106           62,266            1,840             3.0%
                                          -----------------  ---------------  ---------------  ---------------

NET INCOME                                        $105,008         $107,165          ($2,157)           -2.0%
                                          =================  ===============  ===============  ===============

Diluted earnings per common share                    $0.92            $0.93           ($0.01)           -1.1%
                                          =================  ===============  ===============  ===============

Diluted shares                                     114,680          116,282           (1,602)           -1.4%
                                          =================  ===============  ===============  ===============



NM - Not meaningful

                  WENDY'S INTERNATIONAL, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS


                                                      June 29           December 29
                                                       2003                2002
                                                  -----------------  ------------------
                                                    (unaudited)
                                                        (Dollars in thousands)

ASSETS

CURRENT ASSETS
    Cash and cash equivalents                             $148,605            $171,944
    Accounts receivable, net                                96,458              86,416
    Notes receivable, net                                   10,915              11,204
    Deferred income taxes                                   10,854              13,822
    Inventories and other                                   49,812              47,433
                                                  -----------------  ------------------
                                                           316,644             330,819
                                                  -----------------  ------------------

PROPERTY AND EQUIPMENT                                   2,775,457           2,594,571
    Accumulated depreciation and amortization             (827,120)           (743,305)
                                                  -----------------  ------------------
                                                         1,948,337           1,851,266
                                                  -----------------  ------------------

NOTES RECEIVABLE, NET                                       19,429              20,548

GOODWILL, NET                                              279,503             272,325

DEFERRED INCOME TAXES                                       63,505              48,966

INTANGIBLE ASSETS, NET                                      47,066              47,393

OTHER ASSETS                                               110,329              96,044
                                                  -----------------  ------------------
                                                        $2,784,813          $2,667,361
                                                  =================  ==================


                  WENDY'S INTERNATIONAL, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS


                                                                          June 29             December 29
                                                                           2003                   2002
                                                                    --------------------  ---------------------
                                                                        (unaudited)
                                                                              (Dollars in thousands)

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
    Accounts payable                                                            $91,017               $134,208
    Accrued expenses:
       Salaries and wages                                                        36,987                 44,932
       Taxes                                                                     78,880                 77,956
       Insurance                                                                 42,502                 42,898
       Other                                                                     60,416                 55,308
    Current portion of long-term obligations                                      5,045                  4,773
                                                                    --------------------  ---------------------
                                                                                314,847                360,075
                                                                    --------------------  ---------------------
LONG-TERM OBLIGATIONS
    Term debt                                                                   626,112                627,053
    Capital leases                                                               63,353                 54,626
                                                                    --------------------  ---------------------
                                                                                689,465                681,679
                                                                    --------------------  ---------------------

DEFERRED INCOME TAXES                                                           116,687                108,906
OTHER LONG-TERM LIABILITIES                                                      84,342                 68,096

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
    Preferred stock, Authorized:  250,000 shares
    Common stock, $.10 stated value per share,
    Authorized:  200,000,000 shares,
    Issued and Exchangeable:
    115,068,000 and 114,692,000 shares,
    respectively                                                                 11,507                 10,895
    Capital in excess of stated value                                             8,372                      0
    Retained earnings                                                         1,586,130              1,498,607
    Accumulated other comprehensive income (expense)                             15,084                (60,897)
                                                                    --------------------  ---------------------
                                                                              1,621,093              1,448,605
    Treasury stock, at cost:
    1,597,000 shares at June 29, 2003                                           (41,621)                     0
                                                                    --------------------  ---------------------
                                                                              1,579,472              1,448,605
                                                                    --------------------  ---------------------
                                                                             $2,784,813             $2,667,361
                                                                    ====================  =====================


                  WENDY'S INTERNATIONAL, INC. AND SUBSIDIARIES
                           SYSTEMWIDE RESTAURANT SALES

                                                                                          INCREASE FROM
(in thousands):                           QUARTER ENDED                                     PRIOR YEAR
                    -------------------------------------------------------------  -----------------------------
                                             % of                          % of
                       June 29, 2003         Total      June 30, 2002      Total          Dollars      Percentage
                       -------------         -----      -------------      -----          -------      ----------

Wendy's                      $2,015,432      76.9%         $1,969,492      82.1%            $45,940        2.3%
Tim Hortons                     525,766      20.1%            428,220      17.9%             97,546       22.8%
Baja Fresh                       78,692       3.0%                 --         --             78,692          --
                    --------------------           -------------------             -----------------
                             $2,619,890     100.0%         $2,397,712     100.0%           $222,178        9.3%
                    ====================           ===================             =================





                                                                                           INCREASE FROM
(in thousands):                         YEAR TO DATE ENDED                                  PRIOR YEAR
                    -------------------------------------------------------------  -----------------------------
                                             % of                          % of
                       June 29, 2003         Total      June 30, 2002      Total          Dollars      Percentage
                       -------------         -----      -------------      -----          -------      ----------

Wendy's                      $3,808,005      77.4%         $3,731,534      82.3%            $76,471        2.0%
Tim Hortons                     965,448      19.6%            803,558      17.7%            161,890       20.1%
Baja Fresh                      148,653       3.0%                 --         --            148,653          --
                    --------------------           -------------------             -----------------
                             $4,922,106     100.0%         $4,535,092     100.0%           $387,014        8.5%
                    ====================           ===================             =================



Systemwide sales include sales of both franchise and company operated restaurants. Sales to franchisees from Wendy's bun baking facilities, and sales to franchisees from Tim Hortons' coffee roaster and distribution warehouses are not included in systemwide sales.

                  WENDY'S INTERNATIONAL, INC. AND SUBSIDIARIES
                               REVENUES BY SEGMENT

                                                                                              INCREASE FROM
(in thousands):                              QUARTER ENDED                                      PRIOR YEAR
                         ----------------------------------------------------------   -------------------------------
                                               % of                          % of
                           June 29, 2003       Total     June 30, 2002      Total            Dollars       Percentage
                           -------------       -----     -------------      -----            -------       ----------
Retail Sales
-------------------------
Wendy's                           $476,049     74.5%           $452,141      82.4%               $23,908        5.3%
Tim Hortons                        126,637     19.8%             96,693      17.6%                29,944       31.0%
Baja Fresh                          36,331      5.7%                 --         --                36,331          --
                         ------------------          -------------------              -------------------
                                  $639,017    100.0%           $548,834     100.0%               $90,183       16.4%
                         ==================          ===================              ===================

Franchise Revenues
-------------------------
Wendy's                            $73,103     49.7%            $72,821      53.9%                  $282        0.4%
Tim Hortons                         71,642     48.8%             62,392      46.1%                 9,250       14.8%
Baja Fresh                           2,223      1.5%                 --         --                 2,223          --
                         ------------------          -------------------              -------------------
                                  $146,968    100.0%           $135,213     100.0%               $11,755        8.7%
                         ==================          ===================              ===================

Total Revenues
-------------------------
Wendy's                           $549,152     69.9%           $524,962      76.7%               $24,190        4.6%
Tim Hortons                        198,279     25.2%            159,085      23.3%                39,194       24.6%
Baja Fresh                          38,554      4.9%                 --         --                38,554          --
                         ------------------          -------------------              -------------------
                                  $785,985    100.0%           $684,047     100.0%              $101,938       14.9%
                         ==================          ===================              ===================



                                                                                              INCREASE FROM
(in thousands):                            YEAR TO DATE ENDED                                   PRIOR YEAR
                         ----------------------------------------------------------   -------------------------------
                                               % of                          % of
                           June 29, 2003       Total     June 30, 2002      Total            Dollars       Percentage
                           -------------       -----     -------------      -----            -------       ----------
Retail Sales
-------------------------
Wendy's                           $897,346     74.9%           $857,599      82.3%               $39,747        4.6%
Tim Hortons                        233,072     19.4%            184,322      17.7%                48,750       26.4%
Baja Fresh                          68,470      5.7%                 --         --                68,470          --
                         ------------------          -------------------              -------------------
                                $1,198,888    100.0%         $1,041,921     100.0%              $156,967       15.1%
                         ==================          ===================              ===================

Franchise Revenues
-------------------------
Wendy's                           $138,793     49.4%           $137,075      53.9%                $1,718        1.3%
Tim Hortons                        138,048     49.1%            117,447      46.1%                20,601       17.5%
Baja Fresh                           4,280      1.5%                 --         --                 4,280          --
                         ------------------          -------------------              -------------------
                                  $281,121    100.0%           $254,522     100.0%               $26,599       10.5%
                         ==================          ===================              ===================

Total Revenues
-------------------------
Wendy's                         $1,036,139     70.0%           $994,674      76.7%               $41,465        4.2%
Tim Hortons                        371,120     25.1%            301,769      23.3%                69,351       23.0%
Baja Fresh                          72,750      4.9%                 --         --                72,750          --
                         ------------------          -------------------              -------------------
                                $1,480,009    100.0%         $1,296,443     100.0%              $183,566       14.2%
                         ==================          ===================              ===================


                  WENDY'S INTERNATIONAL, INC. AND SUBSIDIARIES
                             SYSTEMWIDE RESTAURANTS


                                                                      INCREASE                                  INCREASE
                                 AS OF              AS OF            /(DECREASE)            AS OF              /(DECREASE)
                             JUNE 29, 2003     MARCH 30, 2003    FROM PRIOR QUARTER     JUNE 30, 2002        FROM PRIOR YEAR
                       -----------------------------------------------------------------------------------------------------------
Wendy's
-------
U.S.
      Company                    1,201              1,188                  13                1,117                   84
      Franchise                  4,405              4,376                  29                4,262                  143
                       -----------------------------------------------------------------------------------------------------------
                                 5,606              5,564                  42                5,379                  227
Canada
      Company                      143                142                   1                  126                   17
      Franchise                    213                213                   0                  214                   (1)
                       -----------------------------------------------------------------------------------------------------------
                                   356                355                   1                  340                   16
Other International
      Company                        4                  4                   0                    5                   (1)
      Franchise                    342                339                   3                  359                  (17)
                       -----------------------------------------------------------------------------------------------------------
                                   346                343                   3                  364                  (18)

Total Wendy's
      Company                    1,348              1,334                  14                1,248                  100
      Franchise                  4,960              4,928                  32                4,835                  125
                       -----------------------------------------------------------------------------------------------------------
                                 6,308              6,262                  46                6,083                  225
                       ===========================================================================================================

Tim Hortons
-----------
U.S.
      Company                       28                 35                  (7)                  47                  (19)
      Franchise                    134                125                   9                   99                   35
                       -----------------------------------------------------------------------------------------------------------
                                   162                160                   2                  146                   16
Canada
      Company                       34                 34                   0                   30                    4
      Franchise                  2,189              2,179                  10                2,035                  154
                       -----------------------------------------------------------------------------------------------------------
                                 2,223              2,213                  10                2,065                  158

Total Tim Hortons
      Company                       62                 69                  (7)                  77                  (15)
      Franchise                  2,323              2,304                  19                2,134                  189
                       -----------------------------------------------------------------------------------------------------------
                                 2,385              2,373                  12                2,211                  174
                       ===========================================================================================================

Baja Fresh
----------
U.S.
      Company                      112                102                  10                   81                   31
      Franchise                    129                124                   5                   92                   37
                       -----------------------------------------------------------------------------------------------------------
Total Baja Fresh                   241                226                  15                  173                   68
                       ===========================================================================================================


Total System
      Company                    1,522              1,505                  17                1,406                  116
      Franchise                  7,412              7,356                  56                7,061                  351
                       -----------------------------------------------------------------------------------------------------------
                                 8,934              8,861                  73                8,467                  467
                       ============================================================================================================


                  WENDY'S INTERNATIONAL, INC. AND SUBSIDIARIES
                                     RATIOS


                                           AS OF                AS OF
                                       JUNE 29, 2003        JUNE 30, 2002
                                    -------------------------------------------

Debt to Equity                              44%                  48%
Debt to Total Capitalization                30%                  32%

                    WENDY'S INTERNATIONAL, INC.
                    INCOME STATEMENT DEFINITIONS

RETAIL SALES        Includes sales from company operated restaurants. Also
                    included are the sales to franchisees from Wendy's bun baking facilities, and sales to franchisees from Tim
                    Hortons' coffee roaster and distribution warehouses.

FRANCHISE REVENUES  Consists primarily of royalties, rental income and franchise fees. Franchise fees include charges for various costs and expenses related to establishing a franchisee's business, and include initial equipment packages for the Hortons' franchises.

COST OF SALES       Includes food, paper and labor costs for restaurants. Also included are the cost of goods sold to franchisees from Wendy's bun baking facilities, and Tim Hortons' coffee roaster and distribution warehouses.

COMPANY RESTAURANT  Consists of all costs necessary to manage and operate
OPERATING COSTS     restaurants, except cost of sales. These include
                    advertising, insurance, maintenance, rent, etc., as well as support costs for personnel directly related to restaurant operations.

OPERATING COSTS     Includes rent expense related to properties leased to
                    franchisees, and cost of equipment sold to Tim Hortons franchisees as part of the initiation of the franchise business. Training and other costs necessary to ensure a successful Hortons' franchise opening and costs to operate and maintain the Tim Hortons' distribution warehouses, Tim
                    Hortons' coffee roaster and Wendy's bun baking facilities are also include in operating costs.

GENERAL AND         Costs that cannot be directly related generating revenue.
ADMINISTRATIVE
EXPENSES

OTHER INCOME AND    Includes expenses (income) that are not directly derived
EXPENSE             from the Company's primary businesses. This includes income from the Company's investments in joint ventures and other minority investments. Expenses include store closures and other asset write-offs.

WENDY'S DOMESTIC    Includes retail sales, cost of sales and company restaurant
COMPANY OPERATING   operating costs for Wendy's domestic company operated
MARGIN              stores. Company restaurant operating costs do not include
                    depreciation on store assets.